UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________________

FORM 10

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GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(g) of The Securities Exchange Act of 1934

TransparentBusiness, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	47-4360035
(State of Incorporation)	(I.R.S. Employer Identification No.)

228 Park Ave South 16065, New York, New York	10003
(Address of Principal Executive Offices)	(ZIP Code)

Company's Telephone Number, Including Area Code: (212) 216-0001

Please send copies of all correspondence to:

Richard Devlin

Senior Vice President and General Counsel

TransparentBusiness, Inc.

228 Park Ave South 16065

New York, New York 10003

(212) 216-0001

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 par value

(Title of Class)

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

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EXPLANATORY NOTE

Pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, we are filing this General Form for Registration of Securities on Form 10, or this registration statement, to register our common stock, par value $0.001 per share, or common stock.

This registration statement will become effective automatically by lapse of time 60 days from the date of the original filing pursuant to Section 12(g)(1) of the Exchange Act or within such shorter period as the Securities and Exchange Commission, or the SEC, may direct. As of the effective date of the registration statement, we will be subject to the requirements of Regulation 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this registration statement on Form 10 of TransparentBusiness, Inc. (hereinafter the "Company", "we" or the "Company") discuss future expectations, contain projections of our plan of operation or financial condition or state other forward-looking information. In this registration statement, forward-looking statements are generally identified by the words such as "anticipate", "plan", "believe", "expect", "estimate", and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader whether investing in the Company's securities or not, should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Important factors that may cause actual results to differ from projections include, for example:

●	the success or failure of Management's efforts to implement the Company's plan of operation;

●	the ability of the Company to fund its operating expenses;

●	the ability of the Company to compete with other companies that have a similar plan of operation;

●	the effect of changing economic conditions impacting our plan of operation; and

●	the ability of the Company to meet the other risks as may be described in future filings with the SEC.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. We believe the information contained in this Form 10 to be accurate as of the date hereof. Changes may occur after that date. We will not update that information except as required by law in the normal course of our public disclosure practices.

Additionally, the following discussion regarding our financial condition and results of operations should be read in conjunction with the financial statements and related notes included in this Form 10.

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Item 1.	DESCRIPTION OF BUSINESS

History and Organization

TransparentBusiness, Inc. (hereinafter the “Company,” “TransparentBusiness,” “we,” “us,” or “our”) was incorporated in the state of Delaware on June 22, 2015. In 2008, the SaaS platform was developed by KMGi, the precursor to TransparentBusiness, as an internal tool for monitoring and managing computer-based work for the purpose of improving efficiency of both remote and on-site employees and eliminating overbilling of contractors. The SaaS platform has been in use since 2009, initially under the name TransparentBilling, serving KMGi’s internal operations.

TransparentBusiness is an operating and holding company. As an operating company, TransparentBusiness manages its SaaS (Software-as-a-Service) software business which provides for simple and seamless monitoring and management of remote or work-from-home employees. As a holding company, TransparentBusiness wholly owns two TaaS (Talent-as-a-Service) operating companies and platforms – SheWorks! and Yandiki. Yandiki was previously owned by KMGi and Silvina Moschini, each of which transferred their ownership interests in Yandiki to TransparentBusiness on January 1, 2018. SheWorks! was founded by Silvina Moschini, who transferred her ownership interest to TransparentBusiness on January 1, 2018. KMGi transferred its intellectual property related to the TransparentBusiness SaaS platform to TransparentBusiness in 2018. TransparentBusiness is also the majority owner of a media company, Unicorns, Inc., obtaining a 66.67% interest upon the founding of Unicorns, Inc., and a majority owner of a regional staffing agency, itsQuest, Inc., of which TransparentBusiness acquired a 51% ownership interest in November 2020.

Business Overview

TransparentBusiness is a SaaS company engaged in providing workforce management software in order to better monitor and manage a remote workforce. TransparentBusiness solutions make the management of remote workers simple and improve the coordination and oversight of geographically dispersed workers. The Company’s software increases operating efficiencies and lowers costs, and allows millions to work from anywhere they want. The Company’s SaaS software is designed to help corporations increase remote worker productivity, protect from overbilling, eliminate fraud, allow coordination and monitoring of a corporation’s workforce, and provide real-time information on the cost and status of all tasks and projects.

TransparentBusiness’s SaaS software is currently offered via version 3.5. The Company’s SaaS software helps businesses more effectively manage their workforce through simple to use interfaces. The software has multiple features including project management applications, real-time GANTT charts, HR resource tools, monitoring of employee activity, communications interface, and invoicing. The software is comprehensive in that it combines many single item applications such as project management, vendor management, employee resource applications, timers, and productivity enhancing monitoring into one SaaS product. The software enhances worker privacy as the ability to monitor computer-based work is controlled by the user, with an ability to review all work prior to submission. Unlike “spyware”, the software is controlled by the user and therefore not monitoring private or confidential computer-based activity. All information and data is owned by the client in much the same way as a client’s financial records or proprietary information.

TransparentBusiness’s wholly owned subsidiaries SheWorks! and Yandiki, both TaaS platforms, are valuable assets that can operate independently or in conjunction with the Company’s SaaS software. SheWorks! is a talent exchange focused on connecting women seeking freelance or employment opportunities with companies looking for freelancers or employees to fill their needs. Yandiki is also a talent exchange and platform that connects freelance talent with companies looking for leaner, more transparent ways of carrying out remote contractual work.

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Unicorns, Inc. is a Nevada corporation of which the Company owns a majority stake. Unicorns, Inc. is in the process of producing a reality television/streaming show called Unicorn Hunters that will showcase private companies seeking to obtain publicity for their private offerings by appearing on the show and attempting to raise capital by advertising their exempt offerings to a wide audience. The Company expects to earn revenue from sales of “memberships” to potential investors who will gain preferred access to the private offerings showcased on the UnicornHunters show. In addition, in the future Unicorns, Inc. and/or TransparentBusiness may require that presenting companies on the show issue a small percentage of their equity to Unicorns, Inc. and/or TransparentBusiness in exchange for participation on the show. The presents an opportunity to increase shareholder value for TransparentBusiness shareholders though appreciation of the participant’s equity. Finally, commercialization of the Unicorn Hunters show, through syndication and merchandising may also generate revenue for TransparentBusiness.

itsQuest, Inc. is a New Mexico corporation, of which TransparentBusiness acquired a 51% ownership interest in November, 2020. itsQuest, Inc. is a regional staffing agency with twelve locations throughout New Mexico and Texas. itsQuest has significant contacts with employers throughout the US Southwest and will utilize its sales force and contacts to promote and sell TransparentBusiness’s SaaS and TaaS products.

Value Proposition

At its core, TransparentBusiness is a technology company that believes the power of technology can improve the management and oversight of remote workers, increase their productivity, and make more efficient the movement towards a work-from-home environment.

Our Mission

TransparentBusiness seeks to become synonymous with the business categories of transparency and remote workforce management. We digitize the work process, making working in the cloud transparent, efficient and accountable. Our platform is designed to increase remote workers’ productivity, protect client budgets from overbilling, allow coordination and monitoring of their remote workforce and provide real-time information on the cost and status of all tasks and projects. We are the OS of remote workforces, and introduce a radical, new way of managing distributed teams with transparency and accountability.

We believe that our competitive strengths include:

●	Effective management of contingent workforces

●	Real-time visibility of computed-based work, from any location

●	Increased efficiency of outsourcing

●	Protection from overbilling and inaccurate reporting

●	Reduced corporate expenses by facilitating efficient telecommuting and outsourcing

●	Productivity increase by 15-40% by making every minute of work accountable

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Our Vision and Strategy

Our vision is to create significant efficiencies in the economy, facilitate work-from-home and outsourcing, protect from over-billing, and increase entrepreneurial mobility.

TransparentBusiness primarily addresses the issues of efficiency for computer-based work and overbilling. TransparentBusiness is applicable in all work environments and types of business. Effectively, TransparentBusiness is targeting all types of work environments and organizational settings where the vast majority of work is conducted via computer. The increasing trend for outsourcing and remote contracting foster a growing need for TransparentBusiness. We will rely on direct sales to large corporations and on high visibility in main business and general news publications in the USA, UK, Latin America and other key markets.

Officers and Directors

Our Chairwoman, Silvina Moschini, is responsible for leading the Company’s board, which further includes Alex Konanykhin, Moe Vela, Andrew Winn and Frédéric Garcia. Ms. Moschini and Mr. Konanykhin are the co-founders of the Company. The Company’s leadership is composed of Ms. Moschini, who serves as President, Mr. Konanykhin, who is the Chief Executive Officer, Mr. Winn who serves as Chief Financial Officer and Chief Investor Relations Officer, and Deniece Ky, the principal accounting officer. Other officers include Enrique Albizu, Global Head of Sales, David Herranz, our Chief Strategy Officer, Natalya Spicker, President of SheWorks! and Richard Devlin, Senior Vice President and General Counsel.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Smaller Reporting Company

The Company is a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. There are certain exemptions available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years. As long as we maintain our status as a “smaller reporting company”, these exemptions will continue to be available to us.

Emerging Growth Company

As a public company with less than $1,070,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies, and can avail itself to various exemptions such as an exemption from Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14(a) and (b) of the Securities Exchange Act of 1934.

In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

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●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,070,000,000 in annual revenues, have more than $700 million in market value of our Common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. We would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or a fiscal year in which we have $1 billion in gross revenues. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

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Item 1A.	RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information contained in this Registration Statement on Form 10, prospective investors should carefully consider the following risks before investing in our securities. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this Form 10. In assessing the risks below, you should also refer to the other information contained in this Form 10, including the financial statements and the related notes, before deciding to purchase any of our securities.

Risks Related to Our Business

We may fail to increase the number of subscribers to our platform.

The number of subscribers on our platform is critical to our success. Our business and financial performance will hinge on our ability to add new customers while retaining existing subscribers. There are no assurances of continued subscriber growth and the number of subscribers could be adversely affected by the following:

●	Lack of success in innovating or introducing new, best-in-class content and services;
●	Failure to adapt to changes in market trends or demands, or advancements in technology;
●	Technical or other problems preventing the delivery of services in a timely and reliable manner or negatively affect the user experience;
●	Unfavorable or unpopular changes to our platforms mandated by legislation/ regulations, or elected by the Company to proactively address issues;
●	Failure to maintain brand image or company reputation;
●	User concerns related to privacy, data security and safety of funds; or
●	Unexpected social, economic or market trends that negatively impact our business.

Our efforts to avoid or address any of these events could require us to incur substantial expenditure to modify or adapt our services or platforms. If we fail to retain or continue growing our user

We may not achieve profitability in the near term or at all.

If we increase our subscriber base, we cannot assure you that our subscribers will maintain their subscription for any period of time. We expect that our operating expenses will increase as we invest in marketing efforts, hire contractors and employees, and continue to invest in the marketing, development of our product and services. These efforts may be costlier than we expect, and our revenue may not increase sufficiently to offset these expenses. We may continue to take actions and make investments that do not generate optimal short- or medium-term financial results and may even result in increased operating losses in the short or medium term with no assurance that we will eventually achieve the intended long-term benefits or profitability. These factors, among others set out in this “Risk Factors” section, may negatively affect our ability to achieve profitability in the near or medium term, if at all.

We may fail to compete effectively in the market in which we operate.

We face competition from similar software-as-a-service and talent-as-a-service providers and the failure to compete effectively could materially and adversely affect our business, financial condition and our results of operations. While we are not aware of products that compete exactly with ours, there are many providers of services that offer similar functionality, and competition will likely evolve. Our main competitors primarily include companies that offer project management software, time-tracking software or cloud-based team collaboration software. Our competitors may have greater access to financial and marketing resources than we do and/or, may be able to capitalize on brand recognition in ways that we may not be able to, or offer low or subscription fees with which we may not be able to compete.

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We have a limited operating history.

We have a limited operating history upon which to evaluate the viability and sustainability of our platform and services. Our history of operating is relatively short. Although we have received substantial accolades and praise from initial demonstrations and implementations, we achieved only modest revenues and are just starting to build our sales team. As our businesses expand, our historical results may not be indicative of our future performance and you should consider our future prospects in light of the risks and uncertainties of early-stage companies operating in fast evolving high-tech industries in emerging markets. Some of these risks and uncertainties relate to our ability to:

●	Anticipate and adapt to changing user preferences;
●	Increase awareness of our brand;
●	Adapt to competitive market conditions;
●	Attract and retain qualified personnel and contractor services.

If we are unsuccessful in addressing any of these risks and uncertainties, our business, financial condition and results of operations may be materially and adversely affected.

We may need additional capital but may not be able to obtain it on favorable terms or at all.

We may require additional cash capital resources in order to fund future growth and the development of our businesses, including expansion of strategic partnership arrangements. If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity-linked securities could result in significant dilution to our existing shareholders.

Our expansion places a significant strain on our management, operational, financial, and other resources.

We are continuing to rapidly and significantly expand our global operations, including increasing our service offerings and scaling our infrastructure to support our software, service and media businesses. The complexity of the current scale of our business can place significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions, and our expansion increases these factors. Failure to manage growth effectively could damage our reputation, limit our growth, and negatively affect our operating results.

Our acquisition of itsQuest, Inc. contains a divestiture provision, which could cause a divestiture of itsQuest and therefore a loss of the associated revenue to the Company.

The Share Exchange Agreement we entered into in order to acquire a majority stake in itsQuest contains a contingent divestiture provision whereby if TransparentBusiness does not engage in a public offering of its securities at a price of at least $10 per share on or before December 31, 2022, then TransparentBusiness will divest itself of the acquired itsQuest equity by returning the same to the founders of itsQuest, and such founders shall be entitled to retain the shares of TransparentBusiness received pursuant to the Exchange Agreement. Such an event would cause the loss of the itsQuest-associated revenue to TransparentBusiness, plus would cause us to have issued equity to the itsQuest founders for potentially nominal consideration.

Unicorn Hunters is an as-yet-unproven method of marketing our offering and our products, which may not be successful, and may be a drain on our management and financial resources.

Streaming and television media and production are highly competitive industries in which our management team has limited experience. There can be no assurance that Unicorn Hunters, the business reality series being produced by Unicorns, Inc., will achieve sufficient paid memberships, viewership, or syndication and merchandising revenues to be profitable. In such case, Unicorns may be unable to repay the amounts drawn on its line of credit provided by TransparentBusiness to produce the first season of the Unicorn Hunters show, and we could incur a loss on the operation of Unicorns, Inc. If we produce a second season of Unicorn Hunters prior to generating profit from season one, it will cause a further drain on our financial resources and the availability of management and other personnel who participate in the production of the show.

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Obligations associated with being a public company will require significant resources and management attention.

As a public company, we will be subject to certain reporting requirements, including those of the Exchange Act, which require that we timely file annual, quarterly and current reports with respect to our business and financial condition. The obligations of being a public company in the United States require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures and internal control over financial reporting among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the reporting requirements, rules and regulations will make some activities more time-consuming and costly, particularly after we are no longer deemed an “emerging growth company” or “smaller reporting company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation, among other potential problems. Compliance with these rules and regulations could also make it more difficult for us to attract and retain qualified members of our Board of Directors. As a public company, we will face increased legal, accounting, administrative and other costs and expenses that we have not previously incurred as a private company. In addition, we will be required to, among other things, institute more comprehensive financial reporting and disclosure compliance procedures and establish new internal policies, including those relating to disclosure controls and procedures. These rules and regulations, and any future changes thereto, will increase our legal and financial compliance costs compared to our prior operations and will require significant time and attention from our management team.

If we fail to comply with the rules under Sarbanes-Oxley related to accounting controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, raising capital could be more difficult.

Section 404 of Sarbanes-Oxley requires annual management assessments of the effectiveness of our internal controls over financial reporting. If we fail to comply with the rules under Sarbanes-Oxley related to disclosure controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal controls and accounting procedures, raising capital could be more difficult. If material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of Sarbanes-Oxley. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed and investors could lose confidence in our reported financial information.

Risk Related to Our Management and Control Persons

We depend on key personnel, the loss of any of whom could be detrimental to our business.

Our success depends to a significant degree upon the continued contributions of certain key personnel, including co-founders Alex Konanykhin and Silvina Moschini, each of whom would be difficult to replace. If any of our key personnel were to cease employment with us, our operating results could suffer. We also believe that our future success depends, in large part, upon our ability to attract and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel.

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Risks Related to Our Industry

We rely upon the internet infrastructure, cloud service providers and telecommunications networks in the markets in which we operate

Our product and services are provided as a software-as-a-service and talent-as-a-service meaning that we contract with third-party providers to host our application and platform. While we take every precaution and use best-in class providers, our business depends on the performance and reliability of our third-party cloud service providers in the markets where we operate. There are risks inherent in all cloud computing that if our platform were affected, could affect the availability of our service or negatively impact our subscribers. Key risks include:

●	Unauthorized access to or leaks of our customer data;
●	Security risks in the technology itself;
●	Unauthorized access to or leaks of our proprietary technology;
●	Inability to set or reinforce security policy;
●	Application or system performance; and
●	Provider’s business continuity and disaster readiness.

In the event of technology breakdown by our service provider, our subscribers may experience disruptions or failures of, or other problems with use of our platform. In addition, the Internet infrastructure in emerging markets where we operate may hold higher risks of failure.

Any interruptions or delays in services from third-parties, including data center hosting facilities, cloud computing platform providers and other hardware and software vendors, or our inability to adequately plan for and manage service interruptions or infrastructure capacity requirements, could impair the delivery of our services and harm our business.

We currently serve our customers from third-party data center hosting facilities and cloud computing platform providers located in the United States and other countries. We also rely on computer hardware purchased or leased from, software licensed from, and cloud computing platforms provided by, third parties in order to offer our services, including database software, hardware and data from a variety of vendors. Any damage to, or failure of our systems generally, including the systems of our third-party platform providers, could result in interruptions in our services. As we increase our reliance on these third-party systems, our exposure to damage from service interruptions may increase. Interruptions in our services may cause us to issue credits or pay penalties, cause customers to make warranty or other claims against us or to terminate their subscriptions and adversely affect our attrition rates and our ability to attract new customers, all of which would reduce our revenue. Our business would also be harmed if our customers and potential customers believe our services are unreliable.

If we do not accurately plan for our infrastructure capacity requirements and we experience significant strains on our data center capacity, our customers could experience performance degradation or service outages that may subject us to financial liabilities, result in customer losses and harm our business. As we add data centers and capacity and continue to utilize cloud computing platform providers, we may move or transfer our data and our customers’ data. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of our services, which may damage our business.

Privacy concerns and laws such as the European Union’s General Data Protection Regulation, evolving regulation of cloud computing, cross-border data transfer restrictions and other domestic or foreign regulations may limit the use and adoption of our services and adversely affect our business.

Regulation related to the provision of services over the Internet is evolving, as federal, state and foreign governments continue to adopt new, or modify existing, laws and regulations addressing data privacy and the collection, processing, storage, transfer and use of data. In some cases, data privacy laws and regulations, such as the European Union’s (“EU”) General Data Protection Regulation that took effect in May 2018, could impose new obligations directly on us as both a data controller and a data processor, as well as on many of our customers. In addition, domestic data privacy laws, such as the California Consumer Privacy Act (“CCPA”) which took effect in January 2020, continue to evolve and could expose us to further regulatory burdens. Further, laws such as the European Union’s proposed e-Privacy Regulation are increasingly aimed at the use of personal information for marketing purposes, and the tracking of individuals’ online activities.

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Although we monitor the regulatory environment and have invested in addressing these developments, such as GDPR and CCPA readiness, these laws may require us to make additional changes to our services to enable TransparentBusiness or our customers to meet the new legal requirements, and may also increase our potential liability exposure through higher potential penalties for non-compliance. These new or proposed laws and regulations are subject to differing interpretations and may be inconsistent among jurisdictions. These and other requirements could reduce demand for our services, require us to take on more onerous obligations in our contracts, restrict our ability to store, transfer and process data or, in some cases, impact our ability or our customers’ ability to offer our services in certain locations, to deploy our solutions, to reach current and prospective customers, or to derive insights from customer data globally. For example, ongoing legal challenges in Europe to the mechanisms allowing companies to transfer personal data from the European Economic Area to the United States could result in further limitations on the ability to transfer data across borders, particularly if governments are unable or unwilling to reach new or maintain existing agreements that support cross-border data transfers, such as the EU-U.S. and Swiss-U.S. Privacy Shield framework. Additionally, certain countries have passed or are considering passing laws requiring local data residency. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to customers, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close sales transactions, any of which could harm our business.

Furthermore, the uncertain and shifting regulatory environment and trust climate may cause concerns regarding data privacy and may cause our customers or our customers’ customers to resist providing the data necessary to allow our customers to use our services effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.

If we fail to anticipate or identify significant Internet-related and other technology trends and developments early enough, or if we do not devote appropriate resources to adapting to such trends and developments, our business could be harmed.

If we are unable to develop enhancements to and new features for our existing or new services that keep pace with rapid technological developments, our business could be harmed. The success of enhancements, new features and services depends on several factors, including the timely completion, introduction and market acceptance of the feature, service or enhancement by customers, administrators and developers, as well as our ability to seamlessly integrate all of our service offerings and develop adequate selling capabilities in new markets. Failure in this regard may significantly impair our revenue growth as well as negatively impact our operating results if the additional costs are not offset by additional revenues. In addition, because our services are designed to operate over various network technologies and on a variety of operating systems and computer hardware and software platforms using a standard browser, we will need to continuously modify and enhance our services to keep pace with changes in Internet-related hardware, software, communication, browser, and database technologies, as well as continue to maintain and support our services on legacy systems. We may not be successful in either developing these modifications and enhancements or in bringing them to market timely. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development or service delivery expenses. Any failure of our services to operate effectively with future network platforms and technologies could reduce the demand for our services, result in customer dissatisfaction and harm our business.

Our ability to deliver our services is dependent on the development and maintenance of the infrastructure of the Internet by third parties.

The Internet’s infrastructure is comprised of many different networks and services that are highly fragmented and distributed by design. This infrastructure is run by a series of independent third-party organizations that work together to provide the infrastructure and supporting services of the Internet under the governance of the Internet Corporation for Assigned Numbers and Names (ICANN) and the Internet Assigned Numbers Authority (IANA), now under the stewardship of ICANN.

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The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, denial-of-service attacks or related cyber incidents, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage or result in fragmentation of the Internet, resulting in multiple separate Internets. These scenarios are not under our control and could reduce the availability of the Internet to us or our customers for delivery of our Internet-based services. Any resulting interruptions in our services or the ability of our customers to access our services could result in a loss of potential or existing customers and harm our business.

In addition, certain countries have implemented (or may implement) legislative and technological actions that either do or can effectively regulate access to the Internet, including the ability of Internet Service Providers to limit access to specific websites or content. These actions could potentially limit or interrupt access to our services from certain countries or Internet Service Providers, impede our growth, result in the loss of potential or existing customers and harm our business.

Sales to customers outside the United States expose us to risks inherent in international operations.

We sell our services throughout the world and are subject to risks and challenges associated with international business. We intend to continue to expand our international sales efforts. The risks and challenges associated with sales to customers outside the United States or those that can affect international operations generally, include:

●	localization of our services, including translation into foreign languages and associated expenses;
●	regulatory frameworks or business practices favoring local competitors;
●	evolving domestic and international tax environments;
●	foreign currency fluctuations and controls, which may make our services more expensive for international customers and could add volatility to our operating results;
●	compliance with multiple, conflicting, ambiguous or evolving governmental laws and regulations, including employment, tax, privacy, anti-corruption, import/export, antitrust, data transfer, storage and protection, and industry-specific laws and regulations, and our ability to identify and respond timely to compliance issues when they occur;
●	regional data privacy laws and other regulatory requirements that apply to outsourced service providers and to the transmission of our customers’ data across international borders, which grow more complex as we scale and expand into new markets;
●	treatment of revenue from international sources, intellectual property considerations and changes to tax codes, including being subject to foreign tax laws and being liable for paying withholding income or other taxes in foreign jurisdictions;
●	different pricing environments;
●	natural disasters, acts of war, terrorism, pandemics or security breaches; and
●	regional economic and political conditions.

Any of these factors could negatively impact our business and results of operations. The above factors may also negatively impact our ability to successfully expand into emerging market countries, where it can be costly and challenging to establish and maintain operations, including hiring and managing required personnel, and difficult to promote our brand, and where we may not otherwise succeed.

Weakened global economic conditions may adversely affect our industry, business and results of operations.

Our overall performance depends in part on worldwide economic and geopolitical conditions. The United States and other key international economies have experienced cyclical downturns from time to time in which economic activity was impacted by falling demand for a variety of goods and services, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies and overall uncertainty with respect to the economy. These economic conditions can arise suddenly, and the full impact of such conditions can remain uncertain. In addition, geopolitical developments, such as potential trade wars, can increase levels of political and economic unpredictability globally and increase the volatility of global financial markets. Moreover, these conditions can affect the rate of information technology spending and could adversely affect our customers’ ability or willingness to purchase our services, delay prospective customers’ purchasing decisions, reduce the value or duration of their subscription contracts, or affect attrition rates, all of which could adversely affect our future sales and operating results.

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We may be subject to risks related to government contracts and related procurement regulations.

Our contracts with federal, state, local, and foreign government entities, as well as those of our customers, are subject to various procurement regulations and other requirements relating to their formation, administration and performance. We may be subject to audits and investigations relating to our government contracts, and any violations could result in various civil and criminal penalties and administrative sanctions, including termination of contract, refunding or suspending of payments, forfeiture of profits, payment of fines, and suspension or debarment from future government business. In addition, such contracts may provide for termination by the government at any time, without cause. Any of these risks related to contracting with governmental entities, whether by us or our customers who are government contractors could adversely impact our future sales and operating results.

Risk Related to COVID-19

Our business and future operations may be adversely affected by epidemics and pandemics, such as the COVID-19 outbreak.

We are now operating under a constant threat from COVID-19, (SARS-CoV-2) the novel coronavirus which has infected millions of people globally and is responsible for the deaths of over three million people as of the filing of this Form 10, according to the World Health Organization. We will face uncertainty operating under the conditions of COVID-19. Given the severity of COVID-19, we will have limited to no control over our affairs if our management team or other key personnel become infected. There are also additional risks beyond our control. For example, many of our full-time contractors reside in countries with limited vaccine availability, and any availability may be to vaccines other than the US-manufactured vaccines. If we encounter a prolonged lockdown or quarantine, we would likely encounter opportunity risks such as being unable to execute our plans, evaluate target businesses, create additional content for Unicorns, Inc., and loss of potential business connections.

Item 2.	FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use of words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe", and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. From time to time, we also may provide forward-looking statements in other materials we release to the public.

Our Company

TransparentBusiness, Inc. (hereinafter the “Company,” “TransparentBusiness,” “we,” “us,” or “our”) was incorporated in the state of Delaware on June 22, 2015. In 2008, a SaaS platform was developed by KMGi, the predecessor to TransparentBusiness, as an internal tool for monitoring and managing computer-based work for the purpose of improving efficiency of both remote and on-site employees and eliminating overbilling of contractors. The SaaS platform has been in use since 2009, initially under the name TransparentBilling, serving KMGi’s internal operations.

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TransparentBusiness is both an operating and a holding company. As an operating company, TransparentBusiness manages its SaaS (Software-as-a-Service) software business which provides for simple and seamless monitoring and management of remote or work-from-home employees. As a holding company, TransparentBusiness wholly owns two TaaS (Talent-as-a-Service) operating companies and platforms – SheWorks! and Yandiki. TransparentBusiness is also majority owner of a media entity, Unicorns, Inc., which is producing an investment-related online series that advertises private fundraising opportunities, and itsQuest, Inc., a regional staffing agency in New Mexico and Texas.

With clients representing over 14,000 users of all sizes in multiple countries around the world, TransparentBusiness brings together an end-to-end solution to manage distributed teams in a transparent and efficient way.

Key Factors and Measures We Use to Evaluate Our Business

Sources of Revenue

The Company derives its revenues from sales of services from two sources: (1) subscription revenues (SaaS), which are comprised of subscription fees from customers accessing the Company’s all-in-one cloud-based solution to manage remote workers (“software platform”) and (2) staffing revenues (TaaS), whereby customers are connected to individuals by the Company who are able to assist them in projects in a remote manner.

SaaS revenues

SaaS revenues are comprised of fees that provide customers with access to the Company’s software platform to manage remote workers and related support and updates during the term of the arrangement. The software platform allows customers to use the Company’s multi-tenant software without taking possession of the software.

SaaS revenues are recognized ratably as revenue over the contract term beginning on the date the platform is made available to the customer. We generally invoice our customers in annual installments at the beginning of each year within the subscription period. Amounts that have been invoiced are initially recorded as unearned revenue and are recognized ratably over the subscription period.

SaaS revenues were $xx million and comprised xx% of our total revenues in 2020. For 2019, SaaS revenues were $xx million and comprised xx% of our total revenues. SaaS revenues are driven primarily by the number of customers, the number of users at each customer, the price of user subscriptions, and renewal rates.

TaaS revenues

TaaS revenues are typically based on a fixed hourly rate for talent services provided, and is recognized when invoiced to the customer, which is generally done when the professional service hours are considered completed and accepted.

TaaS revenues were $xx million and comprised xx% of our total revenues in 2020. TaaS revenues were $xx million and comprised xx% of our total revenues in 2019.

Gross Profit

We define gross profit as the difference between total revenue and cost of revenue. Cost of revenues associated with our SaaS revenue consists of costs related to providing cloud applications, compensation and other employee-related expenses for data center staff, including salaries and bonuses, and payments to outside service providers. Cost of revenues associated with our TaaS business consists of costs related to providing implementation and configuration services, optimization and training services, personnel-related costs directly associated with our professional services and training departments, including salaries and bonuses and other direct costs attributable to this.

[To be provided by amendment upon completion of audit; see correspondence filing.]

Research and development expenses

[To be provided by amendment upon completion of audit; see correspondence filing.]

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Sales and marketing costs

[To be provided by amendment upon completion of audit; see correspondence filing.]

General and administrative expenses

[To be provided by amendment upon completion of audit; see correspondence filing.]

Selected Segment Information

[To be provided by amendment upon completion of audit; see correspondence filing.]

Factors Affecting the Comparability of our Results of Operations

Global Pandemic Conditions

The coronavirus pandemic has given rise to increased remote work for millions of companies around the world. Millions of entrepreneurs, managers, and leaders are making a major shift to home office models without protocols, workflows, and tools to support the management of a remote workforce. Our platform is designed to increase remote workers´ productivity, protect client budgets from overbilling, allow coordination and monitoring of their remote workforce and provide real-time information on the cost and status of all tasks and projects. As a result, we expect a positive impact to our businesses, from both a SaaS and TaaS point of view, stemming from increased remote working opportunities and the need to manage such remote working environment and conditions.

Economic and Labor Trends

Demand for our talent pool, consultants and growth of placement services are dependent upon general economic and labor trends. We believe that the Company is well positioned in the current macroeconomic environment, particularly as economies start to reopen and demand for services increase. We expect greater geographical work flexibility will continue and help drive the business grow.

Demand for Diversity and Demographic Changes

Diversity and talent form the bedrock of our company. We help customers drive diversity by connecting them to a talent pool of professional women through our SheWorks! business. We believe that female engagement in the workplace will increase and become a major feature of the corporate environment going forward as female workforce participation and higher education opportunities increase.

Expansion of Learning Platforms

Many companies are increasingly turning to online based learning platforms for employee skills development. Our Online Learning Solutions brings expertise from industry leaders to help address the challenges faced by businesses and workers. We believe that the future of employee reskilling and upskilling will be more online based rather than the conventional in-person classrooms seen in the past.

Dynamic and Evolving Technology

The ability to respond in time to technology trends and new developments is a key determinant of our business and operational performance. We have a clearly focused technology roadmap that introduces new functionality and features within our platform, thereby ensuring a dynamic and evolving product experience. We believe this will widen our platform’s appeal to new customers, while creating potential for expanded use by existing customers, resulting in greater revenue growth opportunities.

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Business Acquisition

On November 24, 2020, the Company executed a Share Exchange Agreement to purchase 51% of the issued and outstanding stock of ItsQuest, Inc. (“ItsQuest”). The acquisition of ItsQuest was accounted for using the acquisition method prescribed by Accounting Standard Codification (“ASC”) Topic 805, Business Combination (“ASC 805”), whereby the results of operations, including the revenues and earnings of ItsQuest, are included in the financial statements from the date of acquisition. Additionally, assets acquired, and liabilities assumed were recognized at their fair value based on widely accepted valuation techniques in accordance with ASC Topic 820, Fair Value Measurements, as of the closing date. The process for estimating fair values requires the use of significant estimates, assumptions and judgments, including determining the timing and estimates of future cash flows and developing appropriate discount rates. ASC 805 establishes a measurement period to provide companies with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date. Measurement period adjustments are recognized in the reporting period in which the adjustments are determined and calculated as if the accounting had been completed as of acquisition date. We expect to complete the final fair value determination of the assets acquired and liabilities assumed as soon as practicable within the measurement period, but not to exceed one year from the acquisition date.

Results of Operations

The following tables summarize key components of our results of operations for the periods indicated, both in dollars and as a percentage of our sales.

We derived the consolidated statements of operations for fiscal 2020 and fiscal 2019 from our consolidated financial statements, respectively. Our historical results are not necessarily indicative of the results that may be expected in the future.

	For the years ended December 31,
	2020	2019
Revenue		$480,873
Cost of revenue		(177,368)
GROSS PROFIT		303,505
OPERATING EXPENSE
Sales and marketing		(321,225)
Research and Development		-
General and administrative		(3,525,431)
LOSS FROM OPERATIONS		(3,543,150)
Interest expense, net		(22,847)
Other expense, net		(38,278)
LOSS BEFORE INCOME TAXES		(3,604,276)
Income taxes benefit		-
NET LOSS		$(3,604,276)

	For the years ended December 31,
	2020	2019
Revenue		100.0%
Cost of revenue		36.9
GROSS PROFIT		63.1
OPERATING EXPENSE
Sales and marketing		(66.8)
General and administrative		(733.1)
LOSS FROM OPERATIONS		(736.8)
Interest expense, net		(4.8)
Other expense, net		(8.0)
LOSS BEFORE INCOME TAXES		(749.5)
Income taxes benefit		-
NET LOSS		(749.5)%

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Results of Operations during the years ended December 31, 2020 and 2019

Revenues

[To be provided by amendment upon completion of audit; see correspondence filing.]

Cost of Revenue

[To be provided by amendment upon completion of audit; see correspondence filing.]

Cost of SaaS revenue primarily consists of costs related to providing cloud applications, compensation and other employee-related expenses for data center staff, including salaries and bonuses, and payments to outside service providers.

Cost of TaaS revenue primarily consists of costs related to providing implementation and configuration services, optimization and training services, personnel-related costs directly associated with our professional services and training departments, including salaries and bonuses and other direct costs attributable to this area.

[To be provided by amendment upon completion of audit; see correspondence filing.]

Sales and marketing

[To be provided by amendment upon completion of audit; see correspondence filing.]

[Segment results to be provided by amendment upon completion of audit; see correspondence filing.]]

General and administrative

[To be provided by amendment upon completion of audit; see correspondence filing.]

Liquidity and Capital Resources

[To be provided by amendment upon completion of audit; see correspondence filing.]

We had cash and cash equivalents of $xx million available at December 31, 2020. Our cash is maintained with several high credit quality institutions.

Summary of Cash Flows

Year Ended December 31, 2020 compared with Year Ended December 31, 2019

The following table sets forth our cash flows from continuing operations for the periods indicated:

	Year Ended December 31,
(In millions)	2020	2019
Cash flows provided by (used in) continuing operations:
Net cash provided by operating activities:	$	$
Net cash used in investing activities:
Net cash used in financing activities
Increase in cash and cash equivalents

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Cash Provided by Operating Activities

Cash flows used by operating activities from continuing operations primarily consists of adjustments for changes in various working capital items including accounts receivable, prepaid and other current assets, accounts payable and accrued expenses.

[To be provided by amendment upon completion of audit; see correspondence filing.]

Cash Used in Investing Activities

Cash flows used in investing activities was $xx million as of December 31, 2020 compared to $xx as of December 31, 2019. This was due to the issuance of short-term promissory notes in 2020.

Cash Used in Financing Activities

[To be provided by amendment upon completion of audit; see correspondence filing.]

Cash and Cash Equivalents

We maintain cash with several high credit quality financial institutions. Cash investments with original maturities of three months or less are considered cash equivalents. Cash investments are stated at cost, which approximates fair value. These investments are not subject to significant market risk. We maintain our cash and cash equivalents in bank accounts which, at times, exceed the federally insured limits. We have not experienced any losses in such accounts.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected.

We believe the following critical accounting policies involve more significant judgements, estimates and/or assumptions used in the preparation of our consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, entities controlled by the Company through its direct or indirect ownership of a majority interest and any other entities in which the Company has a controlling financial interest. The Company consolidates VIEs where the Company is the primary beneficiary and its subsidiaries. The primary beneficiary of a VIE is the party that has both the power to direct activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The Company consolidates entities in which it or its wholly owned subsidiary is the general partner or managing member and the limited partners or managing members, respectively, and do not have sufficient rights to overcome the presumption of the Company’s control. The Company eliminates all significant intercompany accounts and transactions in consolidation.

Revenue Recognition

We recognize revenue from contracts with customers using the five-step method under ASC 606 as described in Note 2 of the notes to our consolidated financial statements included in this Form 10. At contract inception we evaluate whether two or more contracts should be combined and whether the combined or single contract includes more than one performance obligation. We combine contracts entered into at or near the same time with the same customer if we determine that the contracts are negotiated as a package with a single commercial objective; the amount of consideration to be paid in one contract depends on the price or performance of other contract; or the services promised in the contracts are a single performance obligation.

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Our performance obligations consist of (1) subscription services (“SaaS”) and (2) staffing services (“TaaS”). Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on their relative standalone selling price.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and temporary cash investments with original maturities of three months or less, which are unrestricted as to withdrawal and use. Temporary cash investments are stated at cost, which approximates fair value. These investments are not subject to significant market risk. The Company maintains its cash and cash equivalents in bank accounts which, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors. Where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due. For all other customers, the Company recognizes allowances for doubtful accounts based on the age of the receivable, industry and geographic concentrations, the current business environment and its historical experience. The Company writes-off a receivable and charges it against its recorded allowance when collection efforts are exhausted without success.

Business Combinations

We apply the purchase accounting standards under ASC 805, “Business Combinations,” to acquisitions. The purchase price of an acquisition is allocated, for accounting purposes to individual tangible and identifiable intangible assets acquired, and liabilities assumed based on their estimated fair values on the acquisition date. Any excess purchase price over the assigned values of net assets acquired is recorded as goodwill. The acquisition date is the date on which control is obtained by the acquiring company. The preliminary allocations of the purchase price are subject to revision in subsequent periods based on the final determination of fair values, which must be finalized no later than the first anniversary of the date of acquisition. Transaction costs are expensed as incurred. See Note 6, Business Acquisitions, in our consolidated financial statements for details of our business combinations.

Goodwill

[To be provided by amendment upon completion of audit; see correspondence filing.]

Research and Development Costs

[To be provided by amendment upon completion of audit; see correspondence filing.]

Income Taxes

The Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more-likely-than-not to be realized. The provision for income taxes is the tax payable for the period and the change during the period in deferred tax assets and liabilities and valuation allowances.

Net Loss per Share

[To be provided by amendment upon completion of audit; see correspondence filing.]

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Equity Options and Warrants

[To be provided by amendment upon completion of audit; see correspondence filing.]

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses. Actual results could differ from those estimates made by management.

Recently Issued and Adopted Accounting Standards

See Note 2 of “Notes to Consolidated Financial Statements”, included in Item 8 of this Form 10 for details.

Item 3.	DESCRIPTION OF PROPERTY

We own no real property.

Item 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 25, 2021. The information in this table provides the ownership information for: each person known by us to be the beneficial owner of more than 5% of our common stock; each of our directors; each of our executive officers; and our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Silvina Moschini	Common Stock	276,750,000	35.05%
Alex Konanykhin	Common Stock	266,960,463	33.82%
Andrew Winn	Common Stock	4,742,719	0.60%
Moises Vela	Common Stock	1,515,000	0.19%
Frédéric Garcia	Common Stock	5,647,791	0.72%
David Herranz	Common Stock	15,000	0.00%
Natalya Spicker	Common Stock	-	0.00%
Richard Devlin	Common Stock	345,200	0.00%
Deniece-Thuy Thanh Ky	Common Stock	350,000	0.00%
Enrique Albizu	Common Stock	-	0.00%

(1) Applicable percentage ownership is based on 789,442,734 shares of common stock outstanding as of April 15, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of April 15, 2020 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

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Item 5.	DIRECTORS and EXECUTIVE OFFICERS

The following table sets forth information for our executive officers and directors as of April 30, 2021:

Name	Age	Position
Silvina Moschini	49	Chairwoman of the Board and President
Alex Konanykhin	54	Director and Chief Executive Officer
Andrew Winn	52	Director and Chief Financial Officer
Moises Vela, Jr.	59	Director
Frédéric Garcia	53	Director
David Herranz	47	Chief Strategy Officer
Natalya Spicker	39	President, SheWorks, Inc.
Enrique Albizu	56	Global Head of Sales
Richard Devlin	49	Vice President and General Counsel
Deniece Ky	50	Principal Accounting Officer

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Silvina Moschini – Co-founder, Chairwoman of the Board and President

Prior to becoming an entrepreneur and President of the Company, Ms. Moschini was Vice President of Corporate Communications at Visa International, where she developed the public relations further positioning Visa as one of the most globally valued brands. She joined Visa from Patagon.com, the Internet branch of Santander Central Hispano Group, where she was Vice President of Corporate Communications. Prior to joining Patagon, Ms. Moschini was the Public Relations manager for Compaq Computer Corporation Latin America, creating the Public Relations Department and supervising the implementation of the communications strategy in the region. Ms. Moschini is also the founder of SheWorks, Inc., where she has served as its Chief Executive Officer and a director since November 13, 2016 and the founder of Yandiki, Inc., where she has served as its Chief Executive Officer and a director since August 18, 2014. Ms. Moschini is also a board member, co-producer and co-star in the Company’s affiliated business reality show, Unicorn Hunters. Ms. Moschini has a B.S. in public relations from Universidad Argentina de la Empresa (Buenos Aires, Argentina) and a degree in marketing from New York University. She also completed a master’s course in public relations from the University of Houston in Texas and graduate courses in web communications and social media at the Libera Università di Lingue e Comunicazione and the Università Commerciale Luigi Bocconi, both in Milan, Italy.

Alex Konanykhin – Co-founder, Director and Chief Executive Officer

Mr. Konanykhin is a successful serial entrepreneur, author and business expert. At the age of 23, he founded the Russian Exchange Bank, becoming one of the wealthiest men in post-Communist Russia. After defecting to the United States in 1992, he created KMGi in 1997, an international award-winning production studio that is widely recognized by leading publications such as Forbes and CNN as the “Future of the Internet” for innovative implementations of cutting-edge technology. KMGi developed a variety of businesses, including Intuic, TransparentBusiness, Yandiki, KMGi Studios, WikiExperts, ForWellConnected, Stock4Services and Services4Stock. Mr. Konanykhin has been a board member and CEO of TransparentBusiness since its founding in 2015. He has also been a member of the board of directors of SheWorks, Inc. since 2016 and Yandiki, Inc. since 2014 and has served as the Chief Executive Officer and a member of the board of directors of Unicorns, Inc. since November 2020. Most recently, Alex has founded and become a board member, co-producer and co-star in the Company’s affiliated business reality show, Unicorn Hunters. He has an MBA from the Edinburgh Business School. Mr. Konanykhin is the husband of Ms. Moschini.

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Andrew Winn – Director and Chief Financial Officer

Mr. Winn has served as the Chief Financial Officer of TransparentBusiness since September 2020. He is responsible for all duties of the CFO function, including accounting, reporting functions, investor relations, fundraising and investment presentations. He also has served as the Company’s Chief Investor Relations Officer since 2017. Prior to joining TransparentBusiness, Mr. Winn was a trader at Mid Atlantic Capital Group Inc. from 2013 through 2017. While there, Mr. Winn successfully fixed income trades for investment grade, high yield, structured and emerging market bonds and further enhanced and incorporated electronic trading platforms into the existing trading framework. He also significantly increased the visibility of the firm by building relationships and executing many trades in the United States and overseas. Mr. Winn brings over 18 years of experience in accounting and investment functions in large investment institutions to the Company. Mr. Winn earned a Bacchelorte in Finance and Accounting at the University of California, Berekely and an MBA from Santa Clara University. He also took courses for a Masters in Taxation at Golden Gate University and earned the Chartered Financial Analyst designation.

Moises Vela, Jr. – Director

Moe Vela is the CEO of MoeVela, LLC, a strategic business advisory firm, with business partnerships and ventures that span the globe across a diversity of sectors and industries, which he founded in January 2012. He is also the Founder of The Vela Group, LLC, a global business development consulting firm, founded in January 2019. In addition to running his firms, he has been Of Counsel/Senior Advisor at the law firm of Stein Mitchell Beato and Missner since December 2020. Since January 2019 Mr. Vela has been Chief Transparency Officer and on the Board of Directors at TransparentBusiness, and in December 2020 was elected to the Board of Directors of TruConnect, one of the nation’s premier Lifeline companies. Most recently, Moe has become a board member, co-producer and co-star in the Company’s affiliated business reality show, Unicorn Hunters.

Mr. Vela is a long-time Washington insider, and his leadership and counsel have been sought by some of the country’s top political and business leaders. Mr. Vela served as the Director of Administration and Senior Advisor for then-Vice President Joe Biden. The stint was his second White House appointment as he also served as Chief Financial Officer and Senior Advisor on Hispanic Affairs for Vice President Al Gore. Vela holds the distinction of being the first Hispanic-American to serve twice in the White House in a senior executive role.

Mr. Vela earned his undergraduate degree at the University of Texas at Austin and his law degree from St. Mary’s University School of Law.

Frédéric Garcia – Director

Mr. Garcia is an executive with over 25 years of experience in managing and developing both governmental and private projects in Latin America (aeronautic and space, defense, transport infrastructures). He is currently the Chief of LeCercle SA, a consultancy in Mexico. From 2014 to 2018, Mr. Garcia was CEO of AIRBUS Mexico. Previously, he was founder and main shareholder of LAATSA, a Mexican consultancy company for aeronautic industry. Frédéric is a Permanent Board Member of FEMIA (Mexican council for aeronautic industry). Frédéric Garcia has a master’s in international project management from the École Supérieure de Commerce de Paris, as well as an engineering degree from the École Nationale Supérieure d’Arts et Métiers.

David Herranz – Chief Strategy Officer

Prior to joining TransparentBusiness, Mr. Herranz worked at Adecco US where he served as the President of Adecco Staffing US from January 2019 through October 2020. In that role, he led an over two-billion-dollar business with 1,600 employees and directed sale, marketing, human resources and operations. He further supervised the operational and functional leadership team. Previously, from January 2016 through December 2018, Mr. Herranz served as President and Chief Executive Officer of Adecco Latin America. There, he directed business strategy across several Latin American countries for a $1.2 billion P&L business with 1,600 employees. He also supervised the functional regional team and county managers. Mr. Herranz has years of experience in driving financial growth and operational improvement. Mr. Herranz earned a bachelor’s degree in Tourism Business Administration from the Universidad Autónoma de Madrid and has completed the PDD Leadership Program of IE Business School in Madrid, Spain, among many other educational programs, including the E4 Executive Leadership Program from IESE Business School in Barcelona, Spain.

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Natalya Spicker – President, SheWorks, Inc.

Natalya was named President of SheWorks, Inc. in March, 2021. Previously, she served as Vice President of Growth and Strategic Partnerships for SheWorks since September 2020. Prior to joining SheWorks, Natalya was a Vice President and Division Director at Robert Half in Miami since March 2014. Her work experience also includes roles in marketing and communications, digital marketing and creative services consulting. Natalya is an award-winning talent professional with almost a decade of experience within the creative and staffing industries. She is tech-savvy with industry experience in all phases of delivering revenue-generating digital marketing campaigns and creative projects from inception to completion.

Natalya received a bachelor’s degree in Business Administration and Management from Samford University and an MBA from Hult International Business School. She is native to both Spanish and English-speaking cultures.

Enrique Albizu – Global Head of Sales

Prior to joining TransparentBusiness, Mr. Albizu was the Executive Vice President of Teleperformance from 2015 through 2018. While at Teleperformance, Mr. Albizu lead regional global accounts with companies headquartered in the Ibero-LATAM region and global deals with companies headquartered outside the region. He then joined Bardan International from 2018 through 2020 as its Vice President of Sales. At Bardan International, Mr. Albizu lead a commercial team that defined global accounts and the largest customers throughout the United States and Latin America. Mr. Albizu has over thirty years of experience in commercial sales, driving some of the largest customers and channels in the United States, Latin America and Europe. He has served as an Associate Professor of Business and Marketing for the Complutense University and collaborated with other Master Institutions in Spain for more than ten years. Mr. Albizu earned a bachelor’s degree in Facultad Ciencias de la Informacion and a PHD ex tesis in Marketing & Commercial from the Universidad Compultense in Madrid Spain and an MBA in Leadership, Management & Marketing from ESIC in Madrid, Spain.

Richard Devlin – Senior Vice President and General Counsel

Since June 2020, Mr. Devlin has served as General Counsel for the Company. Prior to joining the Company, he represented the Company as outside counsel beginning in 2018. In 2016, Mr. Devlin founded Forefront Legal Group, LLC, a Pennsylvania-based law firm which provides counsel to small businesses on contractual issues, capital raising and formation. Mr. Devlin served as General Counsel of Aston Chase from 2018 to 2019. From 2012 to 2018, he served as Vice President and Counsel for Lombard International, a private investment services company with a $39 billion portfolio of privately placed assets. There, he assisted with structuring and providing regulatory advice regarding managed asset accounts, mutual funds and hedge funds. Mr. Devlin has a B.S. in Finance from American University and a J.D. from the University of Pittsburgh School of Law.

Deniece Ky – Principal Accounting Officer

Since November 2020, Ms. Ky has been responsible for all our finance and accounting functions. She manages financial reporting, internal controls and processes, corporate taxes and filings, audits, accounting and internal compliance, systems integration and prepares the books, systems and processes to ensure IPO readiness. Prior to joining the Company, Ms. Ky served as Corporate Controller of Milestone Technologies from May 2018 through November 2020. At Milestone Technologies, Ms. Ky managed the financial processes for general and internal accounting and was responsible for audits, statutory reporting and handling the taxes of the business. She further led a team of individuals who were responsible for cash, job costing, expense reports, payroll and accounts payable. Ms. Ky also has nearly four years of experience, beginning in July 2014, as the Manager of Project, General Accounting & SOX PMO of Seagate Technology. In that role, she acted as the financial project lead for SAP to Oracle R12 and Oracle 11i to R12 implementation. She also led SOX compliance execution and provided internal controls related knowledge and guidance to SSOX 404 leads. She has a BA in Business Administration, Accounting and Finance.

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Term of Office

Our Directors are appointed for an indefinite term to hold office until such director's successor is elected and qualified or until such director's earlier resignation or removal in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board or by the Chairman of the Board, to the extent delegated to the Chairman of the Board, subject to their respective employment agreements, if any.

Family Relationships

Silvina Moschini, the Company’s President and Chairwoman, is married to Alex Konanykhin, a director and the Chief Executive Officer of the Company.

Section 16(a) Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Company's Common Stock, to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Once the Company becomes subject to the Exchange Act of 1934, our officers and directors have informed us that they intend to file reports required to be filed under Section 16(a).

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Item 6.	EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive officers paid by us during the years ended December 31, 2020, 2019 and 2018.

Summary Compensation Table

Name And Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Silvina Moschini	2020	206,246	63,000	-	-	-	-	-	$269,246
	2019	169,692	24,500	-	-	-	-	-	194,192
	2018	-	-	-	-	-	-	-	-
Alex Konanykhin	2020	206,246	25,000	-	-	-	-	-	231,246
	2019	164,883	-	-	-	-	-	-	164,883
	2018		-	-	-	-	-	-	-
Andrew Winn	2020	166,938	138,793	47,250	-	-	-	-	352,981
	2019	122,409	-	20,000	-	-	-	-	142,409
	2018		-	13,567	-	-	-	-	13,567
David Herranz	2020	36,346	-	8,875	-	-	-	-	45,221
	2019	-	-	-	-	-	-	-	-
	2018	-	-	-	-	-	-	-	-
Natalya Spicker	2020	41,500	-		2,100	-	-	-	43,600
	2019	-	-	-	-	-	-	-	-
	2018	-	-	-	-	-	-	-	-
Enrique Albizu	2020	13,846	-	-	-	-	-	-	13,846
	2019	-	-	-	-	-	-	-	-
	2018	-	-	-	-	-	-	-	-
Richard Devlin	2020	41,077	78,000	1,140	7,802	-	-	-	128,019
	2019	-	-	-	6,624	-	-	-	6,624
	2018	-	-	-	-	-	-	-	-
Deniece Ky	2020	25,038	4,000	10,500	-	-	-	-	39,538
	2019	-	-	-	-	-	-	-	-
	2018	-	-	-	-	-	-	-	-

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This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officer.

The following table sets forth information with respect to compensation paid by us to our directors for the fiscal year ended December 31, 2020.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Moises Vela, Jr.	15,000	15,000	14,344	-	-	-	44,344
Frédéric Garcia	9,000	-	38,005	-	-	-	47,005

Employment Agreements

None

Director Compensation

Each member of the Board of Directors is paid a cash payment of $3,000 per month for the first 12 months of their service as a director, $5,000 per month for months 13 through 24, and $8,000 per month thereafter. Prior to June 9, 2020, each member of the Board of Directors was awarded options to purchase 5,000 shares of common stock per month, and no cash payment.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Item 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Pursuant to a Loan Agreement and Promissory Note, the Company made a one-year, $1,700,000 recourse loan to Silvina Moschini on October 24, 2020 at a 3.06% interest rate. The loan was collateralized by 3,400,000 shares of TransparentBusiness common stock owned by Ms. Moschini.

Due to the COVID-19 pandemic, the office spaces previously used by TransparentBusiness in New York City, NY and Miami, FL became no longer useful to TransparentBusiness and its employees, due to their small spaces and location in highly populated business centers. In-person interaction of the TransparentBusiness team members was deemed to be highly desirable during TransparentBusiness’s period of fast growth and the formation of its core team of employees and executives, as coordination is essential. Furthermore, due to Latin America and the East Coast of the United States being the primary location of the TransparentBusiness workforce, Miami, Florida was identified by TransparentBusiness as the optimal location for a collaboration workspace. TransparentBusiness and its executive officers therefore deemed it to be in the best interest of TransparentBusiness and its shareholders to acquire a temporary collaboration workspace in Miami, Florida for use by Ms. Moschini, other employees and executives of TransparentBusiness, and potential strategic partners, customers and independent contractors of TransparentBusiness.

On April 28, 2021, the then outstanding balance of loan principal of $1,610,000 and accrued interest of $16,402.44 was paid in full by Ms. Moschini’s payment of $110,000 in cash and relinquishment of 1,500,000 shares of the TransparentBusiness common stock to TransparentBusiness collateralizing the Loan, pursuant to a Termination of Loan Agreement and Promissory Note. The value of the shares so transferred was set at $1.00 per share, representing a 66.67% discount to the then-current sale price of TransparentBusiness common stock in its ongoing private offering to investors. Upon repayment of the loan, the space reverted to Ms. Moschini’s personal use.

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Ms. Moschini is the President of the Company and its subsidiaries and directly owns 6.67% of Unicorns, Inc. She receives a salary from the Company as an executive officer.

Alex Konanykhin is the Chief Executive Officer of the Company and its subsidiaries Unicorns, Inc., SheWorks, Inc. and Yandiki, Inc. and receives payments from the Company that exceed $120,000 during any period of twelve consecutive months. Mr, Konanykhin directly owns 6.67% of Unicorns, Inc.

Ms. Moschini and Mr. Konanykhin have served as promoters of the Company. In exchange, Ms. Moschini received 280,000,000 Founder’s shares and Mr. Konanykhin received 270,000,000 Founder’s shares at a par value of $0.001 per share. Both Ms. Moschini and Mr. Konanykhin render services to the Company as directors and executive officers.

Moises Vela receives monthly fees for consulting services he provides to the Company and such fees exceed $120,000 during any period of twelve consecutive months. Mr. Vela also owns 7,500,000 shares in Unicorns, Inc. (10.0%), in which the Company is the majority shareholder.

Andrew Winn is an executive officer of the Company’s subsidiaries Unicorns, Inc., SheWorks, Inc. and Yandiki, Inc. He directly owns 3.33% of Unicorns, Inc.

The Company has also extended a line of credit to its affiliate, Unicorns, Inc. in the amount of $10,000,000, at a rate of Prime +1%, for the purposes of production of the Unicorn Hunters show and related expenses, pursuant to a TV Series Producer Agreement dated February 3, 2021. Unicorns, Inc. has drawn a total of $7,574,989.59 on the line of credit as of the date of this Form 10 Registration Statement.

Director Independence

The majority of the members of the board of directors as currently composed do not qualify as independent in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that a director is not, and has not been for at least three years, one of the Company’s employees and that neither the director, nor any of his or her family members, has engaged in various types of business dealings with us.

Item 8.	LEGAL PROCEEDINGs

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 9.	MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information.

Our Common Stock is not trading on any stock exchange.

(b) Holders.

As of the date of this registration statement, there are approximately 3,600 holders of our Common Stock.

(c) Dividends.

We have not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of our management to utilize all available funds for the development of our business.

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Item 10.	RECENT SALES OF UNREGISTERED SECURITIES

Capital Raising Transactions

Price	Shares Sold		Dates	Exemption
Various	67,266,982	*	5/18 to 5/20	Section 4(a)(2)
$0.10	43,150,000		1/8/19 to 2/3/20	Rule 506(c); Reg. S
$0.20	22,256,525		5/1/20 to 8/2/20	Rule 506(c); Reg. S
$0.30	7,448,261		8/3/20 to 8/23/20	Rule 506(c); Reg. S
$0.60	7,470,807		8/24/20 to 10/5/20	Rule 506(c); Reg. S
$1.00	7,455,660		10/6/20 to 11/30/20	Rule 506(c); Reg. S
$2.00	7,772,308		12/1/20 to 4/20/21	Rule 506(c); Reg. S

*	Convertible Notes. All notes have converted. Original total face amount of $1,900,000 converted into 67,266,982 shares, for an average conversion price of $0.028245655.

Sales in Exchange for Other Securities – itsQuest, Inc. Acquisition

Price	Shares Sold	Dates	Exemption
$1.00	6,500,000	11/25/20	Section 4(a)(2)

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Item 11.	DESCRIPTION OF COMPANY'S SECURITIES TO BE REGISTERED

The following statements relating to the capital stock set forth the material terms of the Company's securities; however, reference is made to the more detailed provisions of our Certificate of Incorporation and by-laws, copies of which are filed herewith.

(a) Common Stock

As of the date of this Form 10 Registration Statement, the Company had 731,259,755 shares of common stock issued and outstanding.

Our Certificate of Incorporation, as amended authorizes the issuance of 1,000,000,000 shares of common stock, par value $0.001. We currently have 731,259,755 shares issued and outstanding.

The holders of our Common Stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors. Holders of Common Stock are also entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs.

The holders of shares of our Common Stock do not have cumulative voting rights, and our bylaws provide that the holders of more than 75% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and in such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of 50% percent of the outstanding Common Stock constitute a quorum at any meeting of shareholders, and the vote by the holders of 75% of the outstanding shares or a majority of the shareholders at a meeting at which quorum exists are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

Voting Rights

Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of common stock, all rights to vote and all voting power shall be vested in the holders of common stock. Each share of common stock shall entitle the holder thereof to one vote.

No Cumulative Voting

Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of common stock, cumulative voting by any shareholder is expressly denied.

Rights upon Liquidation, Dissolution or Winding-Up of the Company

Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, the remaining net assets of the Company shall be distributed pro rata to the holders of the common stock.

(b) Debt Securities.

None.

(c) Other Securities to be Registered.

None.

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Item 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Under our Bylaws, any person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative by reason of the fact that such person is or was our director or officer, or while serving as our director or officer, is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified to the full extent that we have the power to do so under Delaware law. We may indemnify, to the full extent we have the power to do so and in a manner permitted by law, any person who is made or threatened to be made party to a proceeding by reason of the fact that such person is or was our employee or agent or, while not serving as our officer or director, was serving at our request as a director, officer or employee of another corporation or enterprise. The expenses incurred (including attorneys’ fees) by directors and officers in defending any such proceeding will be paid by us to the fullest extent not prohibited by applicable law in advance of such proceeding’s final disposition, provided however, that such advancement will only be made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it is ultimately determined by a final judicial decision that such person is not entitled to be indemnified. With respect to any person who is made or threatened to be made party to any proceeding by reason of the fact that such person is or was our employee or agent or while not serving as our director or officer, is or was serving at our request as the director, officer, employee or agent of another corporation, we may, in our discretion, indemnify and pay the expenses of such person upon the terms and conditions we deem appropriate.

Any indemnification required or permitted (unless ordered otherwise by a court) shall be made in a specific case only upon our determination that indemnification is proper in the circumstances because such present or former officer, director, employee or agent has met all applicable standards of conduct set forth in the Bylaws and as required by the Delaware corporate law. The right of indemnification shall not be exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to such person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. The rights to indemnification and advancement of expenses described herein are contract rights and shall vest when such person becomes our director or officer and shall continue as vested, even if such person ceases to be a director or officer. Without limiting the application of the foregoing, our board of directors may adopt Bylaws from time to time with respect to indemnification and we may purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent or who was serving at our request at another corporation, whether or not we would have the power to indemnify such person against liability under the provisions of the Bylaws.

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Item 13.	UNAUDITED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

We set forth below a list of our unaudited consolidated financial statements included in this Registration Statement on Form 10.

Unaudited Consolidated Financial Statements for the Years Ended December 31, 2020 and 2019

(Unaudited) Consolidated Balance Sheets	F-2

(Unaudited) Consolidated Statement of Operations	F-3

(Unaudited) Consolidated Statement of Stockholders’ Equity	F-4

(Unaudited) Consolidated Statements of Cash Flows	F-5

Notes to (Unaudited) Consolidated Financial Statements	F-6

TRANSPARENTBUSINESS, INC.

(UNAUDITED) CONSOLIDATED BALANCE SHEET

	As of December 31,
	2020	2019
Assets
Cash and cash equivalents		$673,527
Trade receivables, net		27,475
Receivable from related party		47,637
Prepaid expenses and other current assets		9,879
Total Assets		$758,518

Liabilities and Stockholders' equity
Accounts payable, accrued expenses and other liabilities		$210,142
Unearned revenues		2,388
Short-term debt		100,000
Total current liabilities		312,530
Long-term debt		1,112,000
Notes due to affiliates		37,750
Total liabilities		1,462,280
Stockholders' equity
Common stock, $0.001 par value, XXX shares authorized, issued, and outstanding at December 31, 2020 and 2019		217,810
Additional paid-in capital		4,462,156
Accumulated deficit		(5,383,728)
Total stockholders' equity		(703,762)
Total liabilities and stockholders' equity		$758,518

See accompanying notes which are an integral part of these condensed consolidated financial statements.

TRANSPARENTBUSINESS, INC.

(UNAUDITED) CONSOLIDATED STATEMENT OF OPERATIONS

	For the years ended December 31,
	2020	2019
Revenue		$480,873
Cost of revenue		(177,368)
GROSS PROFIT		303,505
OPERATING EXPENSE
Sales and marketing expenses		(321,225)
Research and development		-
General and administrative expenses		(3,525,431)
LOSS FROM OPERATIONS		(3,543,150)
Interest expense, net		(22,847)
Other expense, net		(38,278)
LOSS BEFORE INCOME TAXES		(3,604,276)
Income taxes benefit		-
NET LOSS		$(3,604,276)

Net loss per share, basic and diluted (Note X)
Weighted-average common shares outstanding, basic, and diluted

See accompanying notes which are an integral part of these condensed consolidated financial statements.

TRANSPARENTBUSINESS, INC.

(UNAUDITED) STATEMENT OF STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2019, AND 2020

Accumulated
			Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balance, December 31, 2018
Net loss
Issuance of common stock
Balance, December 31, 2019
Net loss
Issuance of common stock
Balance, December 31, 2020

See accompanying notes which are an integral part of these condensed consolidated financial statements.

TRANSPARENTBUSINESS, INC.

(UNAUDITED) CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended December 31,
	2020	2019
Cash flows from operating activities:
Net Loss
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Changes in operating assets and liabilities and equity:
Accounts receivable
Prepaid expenses and other current assets
Unearned revenue
Accounts payable, accrued expenses and other liabilities
Net cash provided by/(used in) operating activities:
Cash flows from investing activities:
Issuance of promissory notes
Net cash used in investing activities:
Cash flows from financing activities:
Issuance of convertible promissory notes
Net cash provided by financing activities:

Net increase in cash
Cash and cash equivalents, beginning of period
Cash and cash equivalents, end of period

See accompanying notes which are an integral part of these consolidated financial statements.

TransparentBusiness, Inc.

NOTES TO (UNAUDITED) Consolidated FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND OPERATIONS

Description of Business

TransparentBusiness, Inc. (“TransparentBusiness”, or the “Company”), is a workforce management technology company and was incorporated in the state of Delaware on June 22, 2015. The SaaS platform was developed by KMGi in 2008, the predecessor to TransparentBusiness as an internal tool for monitoring and managing computer-based work for the purpose of improving efficiency of both remote and on-site employees and eliminating overbilling of contractors. Our platform is designed to increase remote workers’ productivity, protect client budgets from overbilling, allow coordination and monitoring of their remote workforce and provide real-time information on the cost and status of all tasks and projects. Our solutions provide award-winning technology that brings visibility into remote workforce management through an all-in-one cloud-based solution. The Company markets its services throughout the United States of America.

Business Organization

[To be provided by amendment upon completion of audit; see correspondence filing.]

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

We prepared the consolidated financial statements following U.S generally accepted accounting principles (“GAAP”). The financial statements include all normal and recurring adjustments that are necessary for a fair presentation of our financial position and operating results. The consolidated financial statements include the accounts of TransparentBusiness, Inc., and our subsidiaries.

[To be provided by amendment upon completion of audit; see correspondence filing.]

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, entities controlled by the Company through its direct or indirect ownership of a majority interest and any other entities in which the Company has a controlling financial interest. The Company consolidates VIEs where the Company is the primary beneficiary and its subsidiaries. The primary beneficiary of a VIE is the party that has both the power to direct activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The Company consolidates entities in which it or its wholly owned subsidiary is the general partner or managing member and the limited partners or managing members, respectively, do not have sufficient rights to overcome the presumption of the Company’s control. The Company eliminates all significant intercompany accounts and transactions in consolidation.

The Company uses the equity method to account for investments in entities it or its wholly owned subsidiaries do not control, but over which it or its wholly owned subsidiaries have the ability to exercise significant influence.

Use of Estimates

[To be provided by amendment upon completion of audit; see correspondence filing.]

Going Concern

[To be provided by amendment upon completion of audit; see correspondence filing.]

Fair Value Measurements

The Company measures certain financial instruments and other items at fair value.

To determine the fair value, the Company uses the fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use to value an asset or liability and are developed based on market data obtained from independent sources. Unobservable inputs are inputs based on assumptions about the factors market participants would use to value an asset or liability.

To measure fair value, the Company uses the following fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Value is determined using pricing models, discounted cash flow methodologies, or similar techniques and also includes instruments for which the determination of fair value requires significant judgment or estimation.

Derivative Liabilities

[To be provided by amendment upon completion of audit; see correspondence filing.]

Revenue Recognition

Effective January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Accounting Standards Codification Topic 606, or “ASC 606”). ASC 606 is a comprehensive new revenue recognition model that requires the Company to recognize revenue in a manner which depicts the transfer of goods or services to its customers at an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. Under ASC 606, revenue is recognized when obligations under the terms of a contract with a customer are satisfied; this occurs with the transfer of control of the Company’s goods or services.

The Company derives its revenues from two sources: (1) subscription revenues (“SaaS”), which are comprised of subscription fees from customers accessing the Company’s all-in-on cloud-based solution to manage remote workers (“software platform”) and (2) staffing revenues (“TaaS”), whereby customers are connected to individuals by the Company who are able to assist them in projects in a remote manner.

Revenue is recognized upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. If the consideration promised in a contract includes a variable amount, for example, a discount for the subscription to access the software platform or for long term staffing engagements, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company accounts for revenue contracts with customers through the following steps:

●	Identification of the contract, or contracts, with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligation in the contract

●	Recognition of revenue when, or as, the Company satisfies a performance obligation

Subscription Revenues (SaaS Revenue)

Subscription revenues are comprised of fees that provide customers with access to the Company’s software platform to manage remote workers and related support and updates during the term of the arrangement. Furthermore, the software platform allows customers to use the Company’s multi-tenant software without taking possession of the software. Revenue is generally recognized ratably over the contract term.

The Company typically invoices its customers, when the access to the software platform is provided. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in the accounts receivable and in unearned revenue or revenue, depending on whether control to customers has occurred.

Staffing Revenues (TaaS Revenue)

The Company’s staffing contracts are on a fixed hourly rate basis. The Company typically invoices its customers monthly. Revenues from contracts with customers are recognized in the amount to which the Company has a right to invoice, when the services are rendered by the Company’s remote workers.

Cost of Revenue

Recurring direct operating costs for services are recognized as incurred, cost of services revenue consists primarily of personnel costs. While the Company pays commissions to a select number of employees who assist in obtaining contracts for its subscription revenue, given that the length of the subscription contracts are generally short term and less than a year, we applied the practical expedient pursuant to ASC 340, Other assets and deferred costs, (“ASC 340”) for all contracts. As such, sales commissions are expensed when incurred rather than capitalized. Furthermore, as it relates to all other cost of revenue, we generally expense these costs when incurred.

Income Taxes

The Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more-likely-than-not to be realized. The provision for income taxes is the tax payable for the period and the change during the period in deferred tax assets and liabilities and valuation allowances.

Net Loss per Share

Basic earnings per share are computed by dividing net loss by the weighted average number of shares of common shares outstanding. For each of the years ended December 31, 2020 and 2019, the Company had securities outstanding that could potentially dilute net loss per share, but the shares from the assumed conversion or exercise of these securities were excluded in the computation as their effect would have been anti-dilutive.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and temporary cash investments with original maturities of three months or less, which are unrestricted as to withdrawal and use. Temporary cash investments are stated at cost, which approximates fair value. These investments are not subject to significant market risk. The Company maintains its cash and cash equivalents in bank accounts which, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors. Where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due. For all other customers, the Company recognizes allowances for doubtful accounts based on the age of the receivable, industry and geographic concentrations, the current business environment and its historical experience. The Company writes-off a receivable and charges it against its recorded allowance when collection efforts are exhausted without success.

Business Combinations

On November 24, 2020, we executed an agreement (the “Share Exchange Agreement”) to purchase XX% of the issued and outstanding stock of ItsQuest, Inc. (“ItsQuest”). The acquisition of ItsQuest was accounted for using the acquisition method prescribed by ASC 805, whereby the results of operations, including the revenues and earnings of ItsQuest, are included in the financial statements from the date of acquisition. Additionally, assets acquired and liabilities assumed were recognized at their fair value based on widely accepted valuation techniques in accordance with ASC Topic 820, Fair Value Measurements, as of the closing date. The process for estimating fair values requires the use of significant estimates, assumptions and judgments, including determining the timing and estimates of future cash flows and developing appropriate discount rates. ASC 805 establishes a measurement period to provide companies with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date. Measurement period adjustments are recognized in the reporting period in which the adjustments are determined and calculated as if the accounting had been completed as of acquisition date. We expect to complete the final fair value determination of the assets acquired and liabilities assumed as soon as practicable within the measurement period, but not to exceed one year from the acquisition date.

Intangible Assets

[To be provided by amendment upon completion of audit; see correspondence filing.]

Goodwill

[To be provided by amendment upon completion of audit; see correspondence filing.]

Impairment of Long-lived Assets

[To be provided by amendment upon completion of audit; see correspondence filing.]

Research and Development Costs

[To be provided by amendment upon completion of audit; see correspondence filing.]

Equity Warrants

[To be provided by amendment upon completion of audit; see correspondence filing.]

Impact of Recently Issued Not Yet Adopted Accounting Pronouncements

The Company currently qualifies as an “emerging growth company” (“EGC”) under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Accordingly, the Company is provided the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. The Company has elected to adopt new or revised accounting guidance within the same time period as private companies, unless, as indicated below, management determines it is preferable to take advantage of early adoption provisions offered within the applicable guidance.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). Under ASU 2016-02, an entity will be required to recognize assets and liabilities for the rights and obligations created by leases on the entity’s consolidated balance sheets for both finance and operating leases. For leases with a term of 12 months or less, an entity can elect to not recognize lease assets and lease liabilities and expense the lease over a straight-line basis for the term of the lease. ASU 2016-02 will require new disclosures that depict the amount, timing, and uncertainty of cash flows pertaining to an entity’s leases. Private companies are required to adopt the new standard using a modified retrospective approach for annual and interim periods beginning after December 15, 2021. Early adoption of ASU 2016-02 is permitted. The Company is currently evaluating the effect of the new leasing guidance.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326), that requires companies to present certain financial assets net of the amount expected to be collected. The guidance requires the measurement of expected credit losses to be based on relevant information from past events, including historical experiences, current conditions and reasonable and supportable forecasts that affect collectability. ASU 2016-13 is effective for the Company’s annual and interim periods beginning after December 15, 2022 with early adoption permitted. We are currently evaluating the impact of ASU 2016-13 on our Consolidated Financial Statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350) Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the Board eliminated Step 2 from the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the amended guidance, a goodwill impairment charge will be recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. This is effective for the Company in fiscal years beginning after December 15, 2021 and early adoption is permitted. We are currently assessing the impact on our Consolidated Financial Statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) Simplifying the Accounting for Income Taxes, which enhances and simplifies various aspects related to accounting for income taxes. This ASU is to be applied on a prospective basis with the exception of certain amendments that are to be applied on either a retrospective or modified retrospective basis. This is effective for the Company in fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, early adoption is permitted. We are currently assessing the impact on our Consolidated Financial Statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The amendments in ASU 2020-06 simplify accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted EPS and the treasury stock method will no longer be available. ASU 2020-06 is effective for interim and annual reporting periods beginning after December 15, 2021, with early adoption permitted. The Company does not expect to early adopt the new standard. We are currently assessing the impact on our Consolidated Financial Statements.

In October 2020, the FASB issued ASU No. 2020-10, Codification Improvements. ASU 2020-10 is intended to facilitate codification updates for technical corrections, such as conforming amendments, clarifications to guidance, simplifications to wording or structure of guidance, and other minor improvements. It contains amendments that improve the consistency of the codification by including all disclosure guidance in the appropriate disclosure section and other updates that vary in nature. ASU 2020-10 is effective beginning January 1, 2021. The Company does not anticipate a material impact on the Consolidated Financial Statements and disclosures from adoption of this standard update.

NOTE 3 – Revenues

Disaggregation of Revenue

Subscription and Staffing Revenue by the Company’s service offerings

Subscription and support revenues consisted of the following (in thousands):

	For the years ended December 31,
	2020	2019
SaaS		19,957
TaaS		456,300
Other		4,616
Total Revenue		480,873

Unearned Revenue

Unearned revenue represents amounts that have been invoiced in advance of revenue recognition and are recognized as revenue when transfer of control to customers has occurred or services has been provided. The unearned revenue does not represent the total contract of subscription agreements that are generally short term and less than a year. The Company generally invoices customers in annual installments at the beginning of each year within the subscription period for its SaaS services and in monthly installments for its TaaS services.

The following table presents the Company’s unearned revenue (in thousands):

	As of December 31,
	2020	2019
SaaS		-
TaaS		2,388
Total Unearned revenues		2,388

NOTE 4 – Prepaid expenses and other current assets

Prepaid and other current assets consisted of the following:

	As of December 31,
	2020	2019
Prepaid Expenses		-
Other Current Assets		9,879
Total Prepaids and Other Current Assets		9,879

NOTE 5 – Receivable from related party

On October 23, 2020, the Company entered into a Loan Agreement and Promissory Note (“Agreement”) with Silvina Moschini, Co-founder and President of the Company. The terms of the agreement provide Silvina Moschini a $1.7 million loan with interest thereon at a rate of 3.06% per annum to acquire a collaborative workspace consisting of a residential real estate property in Miami, Florida, for business development purposes. As of December 31, 2020, the receivable was $1.7 million including principal of $1,700,000 and accrued interest of $9,668. The note and all accrued interest are due and payable one year after the signing date of the loan agreement.

NOTE 6 – Business Acquisition

On November 24, 2020, TransparentBusiness, entered into the Share Exchange Agreement with ItsQuest to acquire 51% of its issued and outstanding stock. The acquisition was funded by an exchange of equity. The purchase price was approximately $XX million.

We acquired ItsQuest, a world-class IT professional services company, providing consulting, technology & operations services and solutions.

Total consideration paid on the closing date was $XX million. Equity sources of funding included a rollover of 10,000,000 of the Company’s shares to the Sellers at a value of $XX million.

Acquisition related costs included in the Consolidated Statements of Operations and Comprehensive Income for the period ended December 31, 2020 totaled $XX million, which included $XX million in legal fees, $XX million in banker fees and $XX million in other transaction advisory fees.

Purchase Price Allocation

The estimated fair values of the assets acquired, and liabilities assumed related to the acquisition, as well as the fair value of consideration transferred, approximate the following as of December 31, 2020 (in thousands).

[To be provided by amendment upon completion of audit; see correspondence filing.]

NOTE 7 – Intangible Assets and Goodwill

[To be provided by amendment upon completion of audit; see correspondence filing.]

NOTE 8 – Accounts payable, accrued expenses and other liabilities

The Company’s accounts payable, accrued expenses and other liabilities consisted of the following:

	As of December 31,
	2020	2019
Trade accounts payable		67,639
Accrued general expenses		15,947
Accrued payroll expenses		43,877
Other liabilities		82,679
Payables, accrued expenses and other liabilities		210,142

NOTE 9 – Convertible Notes Payable

The carrying values of the Company’s borrowings were as follows:

[To be provided by amendment upon completion of audit; see correspondence filing.]

Convertible Notes

[To be provided by amendment upon completion of audit; see correspondence filing.]

Interest Expense on Debt

[To be provided by amendment upon completion of audit; see correspondence filing.]

Derivative Liabilities

[To be provided by amendment upon completion of audit; see correspondence filing.]

NOTE 10 – Net Loss Per Share

[To be provided by amendment upon completion of audit; see correspondence filing.]

NOTE 11 – Income Taxes

[To be provided by amendment upon completion of audit; see correspondence filing.]

NOTE 12 – Stockholders’ Equity

Common stock

[To be provided by amendment upon completion of audit; see correspondence filing.]

Noncontrolling Interest

[To be provided by amendment upon completion of audit; see correspondence filing.]

Warrants

[To be provided by amendment upon completion of audit; see correspondence filing.]

NOTE 13 – Fair value measures

[To be provided by amendment upon completion of audit; see correspondence filing.]

NOTE 14 – Segment Reporting

[To be provided by amendment upon completion of audit; see correspondence filing.]

NOTE 15 – Commitments and Contingencies

From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business. The Company is currently not aware of any legal proceeds or claims that it will have, individually or in the aggregate, a material adverse effect on its consolidated business, financial condition, operation results or cash flows.

[To be provided by amendment upon completion of audit; see correspondence filing.]

NOTE 16 – Stock-Based Compensation

[To be provided by amendment upon completion of audit; see correspondence filing.]

NOTE 17 – Variable Interest Entity

[To be provided by amendment upon completion of audit; see correspondence filing.]

NOTE 18 – Subsequent Events

On April 28, 2021, the then outstanding balance of loan principal of $1,610,000 and accrued interest of $16,402.44 was paid in full by Ms. Moschini’s payment of $110,000 in cash and relinquishment of 1,500,000 shares of the TransparentBusiness common stock to TransparentBusiness collateralizing the Loan, pursuant to a Termination of Loan Agreement and Promissory Note.

[To be provided by amendment upon completion of audit; see correspondence filing.]

Item 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

In its two most recent fiscal years, the Company has had no disagreements with its independent accountants.

Item 15.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation, dated June 22, 2015
3.2	Certificate of Amendment, dated August 10, 2020
3.3	Bylaws
10.1	TV Series Producer Agreement, dated February 3, 2021, by and between TransparentBusiness, Inc., Unicorns, Inc. and Alexander Konanykhin
10.2	Share Exchange Agreement, dated November 19, 2020, by and between TransparentBusiness, Inc., itsQuest, Inc., Sarah Reagan and Jeff Reagan
10.3	Loan Agreement and Promissory Note, by and between TransparentBusiness, Inc. and Silvina Moschini
10.4	Termination of the Loan Agreement and Promissory Note, by and between TransparentBusiness, Inc. and Silvina Moschini
10.5	Share Transfer Agreement, dated January 1, 2018, by and between TransparentBusiness, Inc. and KMGI Studios, Inc.
10.6	Share Transfer Agreement, dated January 1, 2018, by and between TransparentBusiness, Inc. and Maria Silvina Moschini.
21.1	Subsidiaries of the Registrant

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TransparentBusiness, Inc.

Date:	April 30, 2021	By:	/s/ Alex Konanykhin
Alex Konanykhin
Chief Executive Officer

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